Exhibit 10.23

AMENDMENT

TO THE

EMPLOYMENT AGREEMENT

(Scott A. Falconer)

THIS AMENDMENT, dated as of December 30, 2008 (the “Amendment”), is between NutriSystem, Inc., a Delaware corporation (the “Company”), and Scott A. Falconer (the “Employee”).

RECITALS

WHEREAS, the Company and the Employee previously entered into an Employment Agreement, dated May 14, 2008, (the “Employment Agreement”), that sets forth the terms and conditions of the Employee’s employment with the Company;

WHEREAS, the Company and the Employee desire to amend the Employment Agreement to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended and the final regulations issued thereunder; and

WHEREAS, Section 16 of the Employment Agreement provides that the Employment Agreement may be amended pursuant to a written amendment executed between the Employee and the Company.

NOW, THEREFORE, the Company and the Employee, each intending to be legally bound hereby, agree that, effective December 30, 2008, the Employment Agreement shall be amended as follows:

A. Death. Section 9 of the Employment Agreement is hereby amended in its entirety to read as follows:

“If the Employee dies during the Employment Term, then the Employment Term shall terminate, and thereafter the Company shall not have any further liability or obligation to the Employee, the Employee’s executors, administrators, heirs, assigns or any other person claiming under or through the Employee, except (a) that the Employee’s estate shall receive any unpaid Salary that has accrued through the date of termination, (b) Employee’s estate shall receive a lump sum cash payment in an amount equal to the Employee’s prorated Annual Bonus (calculated as equal to 100% of Salary) for the fiscal year of his death, which pro ration will be determined from the first day of the fiscal year in which the Employee dies through the date of death; and (c) the Initial Stock Grant will be accelerated for an additional period of 12 months following the month in which the Employee dies that is applied between scheduled vesting dates to accelerate vesting on the pro rata portion of the vesting schedule using a monthly basis instead of the scheduled vesting dates. Cash payments under this Section 9 shall be made by the Company within 60 days after the Employee’s death.”

B. Total Disability. The first paragraph of Section 10 of the Employment Agreement is hereby amended in its entirety to read as follows:

“If the Employee becomes “totally disabled,” then the Employment Term shall terminate, and thereafter the Company shall have no further liability or obligation to the Employee hereunder, except as follows: the Employee shall receive (a) any unpaid Salary that has accrued through the date of termination, (b) a lump sum cash payment equal to one month of Salary, (c) a lump sum cash payment in an amount equal to the Employee’s prorated Annual Bonus (calculated as equal to 100% of Salary) for the fiscal year of his termination pursuant to this Section, which pro ration will be determined from the first day of the fiscal year in which the Employee’s termination occurs through the date of termination; (d) the Initial Stock Grant will be accelerated for an additional period of 12 months following the month in which the Employee is totally disabled that is applied between scheduled vesting dates to accelerate vesting on the pro rata portion of the vesting schedule using a monthly basis instead of the scheduled vesting dates; and (e) whatever benefits that he may be entitled to receive under any then existing disability benefit plans of the Company. Cash payments under this Section 10 shall be made by the Company within 60 days after the Employee’s termination of employment.”

C. Termination by the Employee. Clause (i) in the second paragraph of Section 12 of the Employment Agreement is hereby amended in its entirety to read as follows:

“(i) a material diminution in the Employee’s base compensation, which for this purpose base compensation shall mean the Salary and the target Annual Bonus opportunity, which is 100% of Salary;”

D. Termination without Cause or Non-Renewal by the Company. Subsections (1) through (5) of Section 13 of the Employment Agreement are hereby amended in their entirety to read as follows:

“(1) within 30 days following the Employee’s termination date, the Company will pay to the Employee a lump sum cash severance payment in the amount equal to the sum of:

(a) 24 months of the Salary then in effect;

(b) a pro rated amount of the Annual Bonus (calculated at 100% of Salary) from the first day of the fiscal year in which the termination occurred through the date of termination; and

(c) the value of the premium cost to the Company to continue the Employee on the Company’s group life and AD&D policy for the 12 month period following the Employee’s termination date; and

(2) the Employee’s group heathcare coverage will be continued for 12 months, at the Employee’s normal contribution rates; and

(3) the Employee’s covenants against non-competition (as described in the Section 8 of this Agreement) shall be reduced to a 12 month period from the termination date, from the period contained in the Agreement referred to in Section 8 above; and

(4) the Initial Stock Grant will be accelerated for an additional period of 12 months following the month in which the Employee is terminated that is applied between scheduled vesting dates to accelerate vesting on the pro rata portion of the vesting schedule using a monthly basis instead of the scheduled vesting dates; and

(5) the Employee and the Company will enter into, and the Employee must not revoke, a mutual general release, which shall be a condition to the receipt of the termination benefits under this Section.”

E. Compliance with Section 409A of the Code. The first sentence of the second paragraph of Section 20 of the Employment Agreement is hereby amended in its entirety to read as follows:

“To the maximum extent permitted under section 409A of the Code and its corresponding regulations, the severance benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under section 409A of the Code and the ‘separation pay exception’ under Treas. Reg. §1.409A-1(b)(9)(iii).”

F. Compliance with Section 409A of the Code. A new paragraph is hereby added to the end of Section 20 of the Employment Agreement to read as follows:

“All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Any tax gross-up payments to be made hereunder shall be made not later than the end of Employee’s taxable year next following Employee’s taxable year in which the related taxes are remitted to the taxing authority.”

G. Excise Tax on Change of Control Payments. The last two sentences of subsection (b) of Section 21 of the Employment Agreements are hereby amended in their entirety to read as follows:

“If a reduction is required by this provision, the amounts payable or benefits to be provided to the Employee shall be reduced such that the economic loss to the Employee as a result of the reduction is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. The Company shall bear all costs incurred in connection with any calculations contemplated by this Section.”

H. Effect on Employment Agreement. In all respects not modified by this Amendment, the Employment Agreement is hereby ratified and confirmed.

IN WITNESS WHEREOF, the Company and the Employee agree to the terms of the foregoing Amendment, effective as of the date first written above.

NUTRISYSTEM, INC.

By:	/s/ David D. Clark
Name:	David D. Clark
Title:	Chief Financial Officer

EMPLOYEE
/s/ Scott A. Falconer
Name:	Scott A. Falconer

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